Exhibit 10.1
TESORO CORPORATION
BOARD OF DIRECTORS
DEFERRED COMPENSATION PLAN
(as amended and restated effective May 1, 2009)

TESORO CORPORATION
BOARD OF DIRECTORS
DEFERRED COMPENSATION PLAN

i

TABLE OF CONTENTS
(continued)

ii

TESORO CORPORATION
BOARD OF DIRECTORS
DEFERRED COMPENSATION PLAN
     WHEREAS, Tesoro Corporation (the “Corporation”) previously established the Tesoro Corporation Board of Directors Deferred Compensation Plan, effective April 1, 1995, as subsequently amended and restated effective January 1, 2009 (the “Deferred Compensation Plan”), to permit non-employee members of the Board to voluntarily defer any part or all of the cash portion of their directors’ fees;
     WHEREAS, the Corporation also previously established the Tesoro Corporation Board of Directors Deferred Phantom Stock Plan, effective March 6, 1997, as subsequently amended and restated effective January 1, 2009 (the “Deferred Phantom Stock Plan”), for the benefit of non-employee members of the Board, pursuant to which certain director fees, together with voluntary deferrals, were credited annually on behalf of said non-employee members of the Board as units of beneficial interest; and
     WHEREAS, the Corporation desires to merge the Deferred Phantom Stock Plan into the Deferred Compensation Plan, effective May 1, 2009, and, accordingly, to amend and restate the Deferred Compensation Plan to incorporate the changes contemplated in connection with said merger;
     NOW, THEREFORE, effective May 1, 2009, the Deferred Phantom Stock Plan shall be merged into the Deferred Compensation Plan and said Deferred Compensation Plan is accordingly amended and restated in its entirety, superseded and replaced by this restated plan (the “Plan”), effective May 1, 2009, except as otherwise specifically set forth herein, the terms and conditions of which are as follows:
ARTICLE I
DEFINITIONS
     1.1 Account. “Account” means a bookkeeping account in the Deferral Ledger that reflects the benefits to which a Participant is entitled under this Plan.
     1.2 Aggregated Plan. “Aggregated Plan” means all agreements, methods, programs, and other arrangements sponsored by the Corporation that would be aggregated with this Plan under Section 1.409A-1(c) of the Regulations.
     1.3 Beneficiary. “Beneficiary” means a person or entity designated by the Participant in accordance with Section 7.3 hereof to receive amounts credited to his Account following his death.
     1.4 Board. “Board” means the Board of Directors of the Corporation.
     1.5 Change of Control. “Change of Control” means the occurrence of any one of the following events:

     (a) any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total Fair Market Value or total voting power of the stock of the Corporation;
     (b) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation;
     (c) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
     (d) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Corporation that have a total gross Fair Market Value equal to or more than 40% of the total gross Fair Market Value of all of the assets of the Corporation immediately before such acquisition or acquisitions.
The determination of whether a Change of Control has occurred shall be made by the Committee in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.
     1.6 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     1.7 Committee. “Committee” means the committee designated by the Corporation to administer the Plan.
     1.8 Common Stock. “Common Stock” means the common stock, $.16 par value, of the Corporation.
     1.9 Corporation. “Corporation” means Tesoro Corporation, or any successor entity that maintains the Plan.
     1.10 Deferred Cash Account. “Deferred Cash Account” means a bookkeeping account in the Deferral Ledger which reflects a Participant’s deferrals under Article III. The Deferred Cash Account shall include all amounts previously credited to Participant under the Deferred Compensation Plan prior to the Effective Date.
     1.11 Deferral Ledger. “Deferral Ledger” means the ledger established and maintained by the Committee to reflect each Participant’s Account under the Plan. Such Deferral Ledger shall contain a Deferred Phantom Stock Account and, as applicable, a Deferred Cash Account, to reflect the benefit of each Participant under the Plan.
     1.12 Deferred Phantom Stock Account. “Deferred Phantom Stock Account” means a bookkeeping account in the Deferral Ledger which reflects a Participant’s deferrals under

Article IV. The Deferred Phantom Stock Account shall include all amounts previously credited to Participant under the Deferred Phantom Stock Plan prior to the Effective Date.
     1.13 Disability. “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The determination of whether a Participant suffers from a Disability shall be made by the Committee in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.
     1.14 Distribution Schedule. “Distribution Schedule” shall mean the time and method of distributions elected (or deemed elected) by a Participant, which method may be either a lump sum payment or installment payments, pursuant to which distribution of the Participant’s Account shall be made or shall commence. Such election shall be made at the time and in the manner described in Articles III and IV hereof; provided, however, that a Distribution Schedule elected by the Participant pursuant to which installment payments are to be made must require annual installments for a period not to exceed ten (10) years.
     1.15 Effective Date. “Effective Date” means May 1, 2009, the date on which this amended and restated Plan is effective, except as otherwise specifically set forth herein. The Plan shall be effective only with respect to those non-employee directors of the Corporation who are in active service on the Effective Date.
     1.16 Fair Market Value. “Fair Market Value” means the closing price of the Common Stock on the New York Stock Exchange on the determination date, or if the Common Stock is not traded on that date, then the closing price on the immediately preceding date on which the Common Stock is traded.
     1.17 Participant. “Participant” means a non-employee member of the Board with respect to which all or any portion of his directors’ fees are deferred or otherwise credited under this Plan.
     1.18 Plan. “Plan” means this amended and restated Tesoro Corporation Board of Directors Deferred Compensation Plan, effective May 1, 2009 (except as specifically noted herein), as set forth in this document and as may be amended from time to time.
     1.19 Plan Year. “Plan Year” means the calendar year.
     1.20 Regulations. “Regulations” means the Treasury Regulations promulgated under the Code.
     1.21 Separation from Service. “Separation from Service” means the date on which the Participant ceases to be a director of the Corporation; provided that a Separation from Service shall not have occurred if the Corporation anticipates that the Participant will continue to provide services to the Corporation or a subsidiary, whether as an employee or consultant or in any other capacity. The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with Section 1.409A-1(h) of the Regulations, or such other guidance with respect to Code Section 409A that may be in effect on the date of determination.
     1.22 Spouse. “Spouse” means, for purposes of Section 7.5, an individual of the opposite sex who is married to a Participant and, for all other purposes, an individual who is married to the Participant in a legal union recognized by the state in which the Participant resides.
     1.23 Trust. “Trust” means the Tesoro Corporation Board of Directors Deferred Compensation Trust created by separate agreement.
     1.24 Unit. “Unit” means a unit of beneficial interest credited to a Participant’s Deferred Phantom Stock Account pursuant to Article IV hereunder. The value of a Unit for purposes of this Plan shall be determined by the Committee, based upon the closing quotation of the Common Stock on the New York Stock Exchange on the date of the determination. Where applicable, such cash shall be converted into Units and vice versa in accordance with Sections 5.3(a) and (c) and Section 7.1(d).
     1.25 Valuation Date. “Valuation Date” means the day on which the financial markets are open and that is closest in proximity to the last business day of each calendar quarter.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.1 Eligibility. All members of the Board who are not otherwise employed by the Corporation or a subsidiary of the Corporation shall be eligible to participate in this Plan.
     2.2 Participation. An eligible member of the Board shall automatically become a Participant in this Plan as of the date on which his service as a member of the Board commences.
ARTICLE III
DEFERRED CASH ACCOUNT
     3.1 Elective Deferrals Upon Commencement of Participation. Effective January 1, 2010, a Participant may elect to defer all or any portion of his director fees, including his Annual Retainer fee, Lead Director fees and Committee Chairman fees, that is not otherwise deferred pursuant to the provisions of Section 4.1 hereof by executing a participation agreement in such form and at such time as the Committee shall require, provided that the participation agreement shall be executed within thirty (30) days of the date on which his service as a member of the Board commences. The Participant’s election shall become effective immediately following the Committee’s receipt of the Participant’s executed participation agreement. The Participant may, at such time, also irrevocably elect the Distribution Schedule under which amounts deferred under this Article III shall be paid, subject to the restrictions of the Plan. A Participant’s failure to timely submit a participation agreement in accordance with this Section 3.1 shall be deemed an election by the Participant to defer zero percent (0%) of his director fees into a Deferred Cash Account for the Plan Year during which the Participant first becomes eligible to participate. A Participant’s failure to elect a Distribution Schedule in accordance with this Section 3.1 shall be deemed an election by the Participant to receive amounts credited hereunder to his Deferred Cash Account in a lump sum payment within the ninety (90) day period following such Participant’s Separation from Service. The Participant’s elections (or deemed elections) shall become irrevocable as of the last day of the (thirty) 30 day period during which the Participant is permitted to make an election in accordance with this Section 3.1.
     3.2 Annual Elective Deferrals. A Participant’s elections (or deemed elections) under this Article III shall remain effective for each subsequent Plan Year for which the Participant is eligible to participate in the Plan, unless and until such elections (or deemed elections) are modified or revoked by the Participant in accordance with this Section 3.2 or until the Participant supersedes such election with an election under Section 4.3 hereof. A Participant may modify or revoke an election (including a deemed election) with respect to the deferral of (or the Distribution Schedule applicable to) his director fees to be earned in a subsequent Plan Year by submitting an executed agreement to the Committee, in such form as the Committee shall require, no later than the last day of the Plan Year immediately preceding the Plan Year in which such director fees will be earned. In any case in which the date elected on a Distribution Schedule predates or coincides with the date on which a deferred amount would otherwise have been paid, the date of distribution shall instead be the date of the Participant’s Separation from Service.
     3.3 Subsequent Elections Regarding Timing and Method of Payment. The Committee may, in its sole and absolute discretion, permit a Participant to subsequently modify a prior election (or deemed election) under this Article III in order to change the timing or method of payment to be received hereunder, provided that (i) such subsequent election shall not take effect for at least twelve (12) months following the date on which the subsequent election is made; (ii) with respect to a payment that the Participant is entitled to receive following his Separation from Service or pursuant to a Distribution Schedule, the payment with respect to which such subsequent election is made is deferred at least five (5) years from the date on which such payment would otherwise have been made absent such subsequent election (or in the case of installment payments, five (5) years from the date the first payment was scheduled to be made); and (iii) with respect to the payment of benefits hereunder pursuant to a Distribution Schedule, such subsequent election is made no less than twelve (12) months prior to the date the payment is scheduled to be made (or in the case of installment payments, five (5) years from the date the first payment was scheduled to be made).
     3.4 Restrictions on Deferral Amount. A Participant may elect to defer into the Deferred Cash Account up to one hundred percent (100%) of that portion of his director fees that is not otherwise automatically deferred pursuant to the provisions of Section 4.1 hereof; provided, however, as to each such fee, the election must be made in ten percent (10%) increments and must be made with respect to at least twenty percent (20%) of each such fee subject to the deferral. Notwithstanding the foregoing, effective for Plan Years commencing on or after January 1, 2010, a Participant may not make a deferral election under this Article III with respect to such portion of his Annual Retainer fee for a Plan Year for which an elective deferral of such portion of his Annual Retainer fee is made under Section 4.2 or 4.3 hereof. Lead Director fees, Committee Chairman fees, and any other fees to which a Participant may be entitled as a result of his service with the Corporation and that are not otherwise deferred pursuant to the provisions of Section 4.1 hereof (excluding, however, his Annual Retainer fee)

may be deferred only to the Participant’s Deferred Cash Account. Annual Retainer fees may be deferred to the Participant’s Deferred Cash Account or, as provided in Article IV hereof, to his Deferred Phantom Stock Account.
ARTICLE IV
DEFERRED PHANTOM STOCK ACCOUNT
     4.1 Nonelective Deferral Contributions.
     (a) Annual Retainer Fee. At the end of each quarter in a Plan Year, one-half of that portion of the Participant’s Annual Retainer fee that would otherwise be paid to Participant on such date shall be automatically deferred as a nonelective contribution into such Participant’s Deferred Phantom Stock Account. Such deferral shall be for a period of at least three Plan Years, beginning with the Plan Year in which such fee would otherwise have been paid. The Participant may elect to defer such amount to a date beyond said three-year period; provided, however, that such election must be made no later than the time set forth in Section 4.2 or 4.3 hereof, as applicable.
     (b) New Director Sign-On Award. Any award provided to a new non-employee member of the Board as an inducement to join the Board shall automatically be deferred in its entirety, in a manner consistent with the provisions of Section 4.1(a) hereof.
     4.2 Elective Deferrals Upon Commencement of Participation. Effective January 1, 2010, a Participant may elect to defer all or any portion of his Annual Retainer fee that is not otherwise deferred pursuant to the provisions of Section 4.1 or Article III hereof by executing a participation agreement in such form and at such time as the Committee shall require, provided that the participation agreement shall be executed within thirty (30) days of the date on which his service as a member of the Board commences. This Section 4.2 shall apply only to a Participant’s Annual Retainer fee and not to any Lead Director fees, Committee Chairman Fees, or any other fees to which a Participant may be entitled as a result of his service with the Corporation. The Participant’s election shall become effective immediately following the Committee’s receipt of the Participant’s executed participation agreement. The Participant may, at such time, also irrevocably elect the Distribution Schedule under which amounts deferred under this Article IV shall be paid, subject to the restrictions of the Plan; provided, however, that amounts automatically deferred pursuant to Section 4.1 hereof must be deferred for a period of at least three Plan Years, beginning with the Plan Year in which the fee would otherwise have been paid. A Participant’s failure to timely submit a participation agreement in accordance with this Section 4.2 hereof shall be deemed an election by the Participant to defer zero percent (0%) of that portion of his Annual Retainer fee eligible for deferral under this Section 4.2 into a Deferred Phantom Stock Account for the Plan Year during which the Participant first becomes eligible to participate. A Participant’s failure to elect a Distribution Schedule in accordance with this Section 4.2 shall be deemed an election by the Participant to receive amounts credited hereunder to his Deferred Phantom Stock Account in a lump sum payment within the ninety (90) day period following such Participant’s Separation from Service. The Participant’s elections (or deemed elections) shall become irrevocable as of the last day of the (thirty) 30 day period during which the Participant is permitted to make an election in accordance with this Section 4.2.

     4.3 Annual Elective Deferrals. A Participant’s elections (or deemed elections) under Section 4.2 hereof shall remain effective for each subsequent Plan Year for which the Participant is eligible to participate in the Plan, unless and until such elections (or deemed elections) are modified or revoked by the Participant in accordance with this Section 4.3 or until the Participant supersedes such election with an election under Section 3.2 hereof. A Participant may modify or revoke such an election under Section 4.2 (including a deemed election) with respect to the deferral of (or the Distribution Schedule applicable to) that portion of his Annual Retainer fee to be earned in a subsequent Plan Year and eligible for elective deferral under this Article IV by submitting an executed agreement to the Committee, in such form as the Committee shall require, no later than the last day of the Plan Year immediately preceding the Plan Year in which such Annual Retainer fee will be earned. In any case in which the date elected on a Distribution Schedule predates or coincides with the date on which a deferred amount would otherwise have been paid, the date of distribution shall instead be the date of the Participant’s Separation from Service.
     4.4 Subsequent Elections Regarding Method of Payment. The Committee may, in its sole and absolute discretion, permit a Participant to subsequently modify a prior election (or deemed election) under this Article IV in order to change the timing or method of payment to be received hereunder, provided that (i) such subsequent election shall not take effect for at least twelve (12) months following the date on which the subsequent election is made; (ii) with respect to a payment that the Participant is entitled to receive following his Separation from Service or pursuant to a Distribution Schedule, the payment with respect to which such subsequent election is made is deferred at least five (5) years from the date on which such payment would otherwise have been made absent such subsequent election (or in the case of installment payments, five (5) years from the date the first payment was scheduled to be made); and (iii) with respect to the payment of benefits hereunder pursuant to a Distribution Schedule, such subsequent election is made no less than twelve (12) months prior to the date the payment is scheduled to be made (or in the case of installment payments, five (5) years from the date the first payment was scheduled to be made).
     4.5 Restrictions on Deferral Amount. A Participant may elect to defer into the Deferred Phantom Stock Account up to one hundred percent (100%) of that portion of his Annual Retainer fee that is not otherwise automatically deferred pursuant to the provisions of Section 4.1 hereof; provided, however, that such election must be made in ten percent (10%) increments and must be made with respect to at least twenty percent (20%) of that portion of his Annual Retainer fee eligible for elective deferral under this Article IV; and, further provided, that effective for Plan Years commencing on or after January 1, 2010, a Participant may not make a deferral election under this Article IV with respect to such portion of his Annual Retainer fee for a Plan Year for which an elective deferral of such portion of his Annual Retainer fee is made under Section 3.1 or 3.2 hereof.
ARTICLE V
CREDITING ACCOUNTS
     5.1 Establishing a Participant’s Account. The Committee shall establish and maintain an Account for each Participant, which shall be reflected in the Deferral Ledger.

     5.2 Credits to the Deferred Cash Account.
     (a) Deferral Amounts. The Committee shall credit the amount of a Participant’s deferrals under Article III to the Participant’s Deferred Cash Account as of the Valuation Date applicable to the date on which the fees subject to such deferral would otherwise have been paid.
     (b) Crediting of Interest. Except as otherwise provided herein, the Committee shall credit interest to a Participant’s Deferred Cash Account as of each Valuation Date. Interest shall be calculated at the prime rate published in The Wall Street Journal (Southwest Edition) on such Valuation Date plus two percentage points.
     5.3 Credits to the Deferred Phantom Stock Account.
     (a) Deferral Amounts. As of the Valuation Date applicable to the date on which fees that would otherwise have been paid but instead were deferred under Article IV, whether pursuant to an elective or nonelective deferral, the Committee shall convert such deferred fees into Units and shall credit the Participant’s Deferred Phantom Stock Account accordingly. For purposes of this conversion, the Participant’s Deferred Phantom Stock Account shall be credited with a number of Units equal to a fraction, the numerator of which is equal to the amount of the fees deferred under Article IV and the denominator of which is the Fair Market Value of one share of common stock as of such Valuation Date, with any fractional Units being rounded to the nearest three decimal points.
     (b) Earnings and Losses. As of each Valuation Date, the Committee shall adjust each Participant’s Deferred Phantom Stock Account to reflect the increase or decrease in the value of the Units credited to such Deferred Phantom Stock Account.
     (c) Dividends and Dividend Equivalents. As of the date on which dividends or dividend equivalents are paid with respect to Common Stock, the Committee shall credit each Participant’s Deferred Phantom Stock Account with an amount equal to the value of such dividends or dividend equivalents as if paid with respect to the Units credited to the Participant’s Deferred Phantom Stock Account on such date. If dividends or dividend equivalents are paid in the form of shares of Common Stock, the Participant’s Deferred Phantom Stock Account shall be credited with a number of Units equal to the number of shares deemed distributed with respect to each Unit credited to his Deferred Phantom Stock Account on such date. If dividends or dividend equivalents are paid in any other form, the Participant’s Deferred Phantom Stock Account shall be credited with a number of Units equal in value to the amounts deemed distributed with respect to each Unit credited to his Deferred Phantom Stock Account on such date. The value of any dividend or dividend equivalent that is not paid in cash or shares of Common Stock shall be determined by the Committee in its sole and absolute discretion.
     (d) Voting Rights. No Participant shall have voting rights with respect to any Units credited to his Deferred Phantom Stock Account.

ARTICLE VI
VESTING
     Each Participant shall be immediately 100% vested in all amounts that are credited to his Account on or after May 1, 2009.
ARTICLE VII
DISTRIBUTIONS
     7.1 General.
     (a) All Distributions Made in Cash. All distributions of a Participant’s Account shall be made in cash.
     (b) Distributions of Amounts Subject to Elective Deferral. Except as otherwise provided in this Article VII, distribution of amounts deferred under Article III and Section 4.2 of this Plan shall commence on the earlier of: (i) March 31st of the year in which the date elected (or deemed elected) by such Participant on a Distribution Schedule falls or (ii) within the ninety (90) day period following the date of the Participant’s Separation from Service. The amount credited to a Participant’s Account for purposes of a distribution hereunder shall be determined as of the Valuation Date that applies to such March 31st or, if applicable, date of the Participant’s Separation from Service.
     (c) Distributions of Amounts Subject to Mandatory Deferral. Except as otherwise provided under this Article VII, distribution of amounts deferred under Section 4.1, shall commence on the March 31st immediately following the end of the three-year deferral period set forth in Section 4.1, unless the Participant has timely elected to defer the commencement of such amounts. In the event that a Participant has timely elected to defer the commencement of such amounts, then distribution of such amounts shall commence on the earlier of: (i) March 31st of the year in which the date elected (or deemed elected) by such Participant on a Distribution Schedule falls or (ii) within the ninety (90) day period following the date of the Participant’s Separation from Service. The amount credited to a Participant’s Account for purposes of a distribution hereunder shall be determined as of the Valuation Date that applies to such March 31st or, if applicable, date of the Participant’s Separation from Service.
     (d) Conversion of Units to Cash. Upon distribution, the Units credited to a Participant’s Deferred Phantom Stock Account shall be converted to cash. Such conversion shall be accomplished by multiplying the number of Units by the Fair Market Value of one share of Common Stock as of the applicable Valuation Date, and rounding to the nearest two decimal points. In the event of a distribution on account of a Participant’s death or Disability, Fair Market Value shall be determined as of the date of the Participant’s death or, as applicable, the date of the Committee’s determination of Disability, for purposes of such conversion.
     7.2 Distribution Upon Death. Any distribution of a Participant’s Account that is made on account of such Participant’s death while serving as a director shall be made in a lump sum payment to his Beneficiary(ies) within the ninety (90) day period following the Participant’s death. In the event of the Participant’s death during a period of installment payments, the remainder of the Participant’s Account shall be paid to his Beneficiary(ies) in a lump sum within the ninety (90) day period following the Participant’s death. The amount credited to a Participant’s Account for purposes of a distribution under this Section 7.2 shall be determined as of the Valuation Date coincident with or immediately preceding the date of distribution; provided, however, that the Participant’s Deferred Cash Account shall be credited with interest, prorated from such Valuation Date to the date of the Participant’s death based on the rate in effect on such Valuation Date.
     7.3 Designation of Beneficiary. Each Participant, upon notification of his eligibility to participate in the Plan, must file with the Committee a designation of one or more Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of his death prior to the complete distribution of the amount credited to his Account. The designation shall be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Committee. If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise ceased to exist, the Beneficiary shall be the Participant’s Spouse, if the Spouse survives the Participant, or otherwise the Participant’s estate. A Beneficiary must survive the Participant by sixty (60) days in order to be considered to be living on the date of the Participant’s death. If any Beneficiary survives the Participant but dies or otherwise ceases to exist before receiving all amounts due to the Beneficiary from the Participant’s Account, the balance of the amount that would have been paid to that Beneficiary shall, unless the Participant’s designation provides otherwise, be distributed to the individual deceased Beneficiary’s estate or to the Participant’s estate in the case of a Beneficiary which is not an individual.
     7.4 Disability. Distribution of a Participant’s Account on account of Disability while serving as a director shall be made in a lump sum payment to him within the ninety (90) day period following the Committee’s determination of his Disability. In the event of the Participant’s Disability during a period of installment payments, the remainder of the Participant’s Account shall be paid to him in a lump sum within the ninety (90) day period following the Committee’s determination of his Disability. The amount credited to a Participant’s Account for purposes of a distribution under this Section 7.4 shall be determined as of the Valuation Date coincident with or immediately preceding the date of distribution; provided, however, that the Participant’s Deferred Cash Account shall be credited with interest, prorated from such Valuation Date to the date of the Committee’s determination of Disability, based on the rate in effect on such Valuation Date.
     7.5 Unforeseeable Emergency. Any Participant who is in pay status may request a withdrawal from his Account on account of an unforeseeable emergency. For these purposes, an unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse or the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency permitting a withdrawal under this Section is to be determined in the sole and absolute discretion of the Committee based on the relevant facts and circumstances of each case, but, in any case, a withdrawal on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause a severe financial hardship), or by cessation of deferrals under the Plan. The amount of the hardship withdrawal may not exceed the lesser of (a) the amount credited to the Participant’s Account or (b) the amount reasonably necessary to satisfy the emergency need, including any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution. The Committee shall have the authority to require a Participant to provide such proof as it deems necessary to establish the existence and nature of the Participant’s unforeseeable emergency. The decision of the Committee regarding the existence of an unforeseeable emergency of a Participant shall be final and binding. A withdrawal on account of the Participant’s unforeseeable emergency that is approved by the Committee shall be paid to the Participant within ten (10) days of the Committee’s determination.
     7.6 Change of Control. Notwithstanding the above, in the event of a Change of Control, all Accounts shall be adjusted as of the date of such Change of Control, but otherwise as provided in Article V, and, subject to Section 9.3 hereof, shall be distributed to the Participants as a lump sum cash payment within thirty (30) days after the date of the Change of Control.
     7.7 Change in Time of Payments. Notwithstanding any provision of this Article VII or in the Plan to the contrary, the benefits payable hereunder may, to the extent expressly provided in this Section 7.7, be paid prior to or later than the date on which they would otherwise be paid to the Participant.
     (a) Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, or (ii) the balance of the Participant’s Account.
     (b) Distribution Necessary to Satisfy Applicable Tax Withholding. If the Corporation is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount in the Participant’s Account or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.

     (c) Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Corporation reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment under this Article VII until the earliest date at which the Corporation reasonably anticipates that making of such payment would not cause such violation.
     (d) Delay for Insolvency or Compelling Business Reasons. In the event the Corporation determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Corporation to continue as a going concern, the Committee may delay the payment of benefits under this Article VII until the first calendar year in which the Corporation notifies the Committee that the payment of benefits would not have such effect.
     (e) Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Article VII; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s Beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.
     (f) No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.
     7.8 Cashout Distributions. If, at the time an installment distribution of a Participant’s Account is scheduled to commence, or at any time thereafter, the Fair Market Value of such Account does not exceed the amount specified in Section 402(g)(1)(B) of the Code, then distribution of such Account may, in the sole and absolute discretion of the Committee, be made in the form of a single lump sum payment, provided that such payment will result in the complete distribution of the Participant’s benefit under this Plan and all agreements, methods, programs and arrangements sponsored by the Corporation that would be aggregated with this Plan under §1.409A-1(c)(2) of the Regulations.
ARTICLE VIII
ADMINISTRATION
     8.1 Committee Appointment. Members of the Committee shall be appointed by the Board. The Board shall have the sole discretion to remove any one or more Committee members and appoint one or more replacement or additional Committee members from time to time.

     8.2 Committee Organization and Voting. The Committee shall select from among its members a chairman who shall preside at all of its meetings and shall elect a secretary without regard to whether that person is a member of the Committee. The secretary shall keep all records, documents and data pertaining to the Committee’s supervision and administration of the Plan. A majority of the members of the Committee will constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting will decide any question brought before the meeting. In addition, the Committee may decide any question by vote, taken without a meeting, of a majority of its members. A member of the Committee who is also a Participant will not vote or act on any matter relating solely to himself.
     8.3 Powers of the Committee. The Committee will have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:
     (a) To make rules and regulations for the administration of the Plan;
     (b) To construe all terms, provisions, conditions and limitations of the Plan;
     (c) To correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;
     (d) To determine all controversies relating to the administration of the Plan, including but not limited to:
     (i) Differences of opinion arising between Corporation and a Participant except when the difference of opinion relates to the entitlement to, the amount of or the method or timing of payment of a benefit affected by a Change of Control; and
     (ii) Any question relating to the uniform administration of the Plan;
     (e) To delegate those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of the Plan.
     8.4 Committee Discretion. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan shall perform, or refrain from performing, those acts using its sole discretion and judgment. Any decision made by the Committee or any refraining to act or any act taken by the Committee in good faith shall be final and binding on all parties. The Committee’s decision shall be final and binding on the parties and shall not be subject to review.
     8.5 Committee Discretion on Change of Control. Notwithstanding the foregoing, the Committee’s decisions, refraining to act or acting is to be subject to review by the Corporation for those incidents occurring during the Plan Year in which a Change of Control occurs.

     8.6 Annual Statements. The Committee will cause each Participant to receive an annual statement as soon as administratively practicable after the conclusion of each Plan Year, which statement shall describe the amounts credited to his Account for that Plan Year and the total amount credited to his Account at the end of the Plan Year.
     8.7 Reimbursement of Expenses. The members of the Committee will serve without compensation for their services but will be reimbursed by the Corporation for all expenses properly and actually incurred in the performance of their duties under the Plan.
     8.8 Indemnification. To the extent permitted by applicable law, the Corporation shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs), in connection with the performance by such member of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.
ARTICLE IX
AMENDMENT AND/OR TERMINATION
     9.1 Amendment or Termination of the Plan. The Corporation may amend or terminate this Plan at any time by written instrument adopted by the members of the Board who are not eligible to participate in the Plan.
     9.2 No Retroactive Effect on Account. No amendment will affect the rights of any Participant to the amounts credited to his Account or to change the method of calculating the interest to be credited with respect to amounts previously deferred by him prior to the date of the amendment without the Participant’s consent.
     9.3 Effect of Termination. If the Plan is terminated, all deferrals shall thereupon cease, but interest, earnings and losses shall continue to be credited to the Accounts in accordance with Article V as if the Participant began receiving installment payments on the date the Plan terminated. Notwithstanding the foregoing, to the extent provided by the Corporation in accordance with Section 9.1, the Plan may be liquidated following a termination under any of the following circumstances:
     (a) the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Corporation taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
     (b) the termination and liquidation of the Plan pursuant to irrevocable action taken by the Corporation within the thirty (30) days preceding or the twelve (12) months following a Change of Control; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced the Change of Control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan and such other Aggregated Plans;
     (c) the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Corporation’s financial health; (ii) the Corporation terminates and liquidates all Aggregated Plans; (iii) no payments in liquidation of this Plan are made within twelve (12) months of the date the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (iv) all payments are made within twenty four (24) months of the date on which the Corporation irrevocably takes all action necessary to terminate and liquidate this Plan; and (v) the Corporation does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Corporation irrevocably takes all action necessary to terminate and liquidate the Plan.
ARTICLE X
UNFUNDED PLAN
     10.1 Benefits from General Assets of Corporation. The Corporation may establish a Trust for the purpose of retaining assets set aside by the Corporation pursuant to the trust agreement for payment of all or a portion of the benefits payable pursuant to Article VII of the Plan. Any such benefits not paid from a Trust shall be paid from the Corporation’s general assets. The Trust, if such shall be established, shall be subject to the claims of general creditors of the Corporation in the event the Corporation is Insolvent (as defined in a related trust agreement, if any).
     10.2 No Requirement to Fund. The Corporation is not required to set aside any assets for payment of the benefits provided under this Plan; however, it may do so as provided in the trust agreement, if any. A Participant shall have no security interest in any such amounts.
     10.3 Adoption of Trust. All benefits under the Plan shall be the unsecured obligations of the Corporation and, except for those assets that may be placed in a Trust established in connection with this Plan, no assets will be placed in trust or otherwise segregated from the general assets of the Corporation for the payment of obligations hereunder. If assets are placed in a Trust, the trust agreement, to the extent required by the Code, shall conform in all material respects to the model trust set forth in Internal Revenue Service Revenue Procedure 92-64. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
     10.4 Status as Unsecured Creditor. The establishment of this Plan shall not be construed as giving to any Participant or Beneficiary or any person whomsoever, any legal, equitable or other rights against the Corporation, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Corporation or shares of Corporation stock or as giving any director the right to be retained in the service of the Corporation. All directors shall be subject to discharge to the same extent they would have been if this Plan had never been adopted. The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Corporation.
ARTICLE XI
MISCELLANEOUS
     11.1 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.
     11.2 Nonalienation of Benefits. No right or benefit provided in this Plan will be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have the Corporation hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.
     11.3 Reliance Upon Information. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Corporation, the Corporation’s legal counsel, the Corporation’s independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.
     11.4 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.
     11.5 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Corporation or to the last known residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.
     11.6 Gender and Number. Words used in this Plan of one gender are to be construed as though they were also used in another gender in all cases where they would so apply and likewise words in the singular or plural are to be construed as though they also included the other in all cases where they would so apply.
     11.7 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.
     IN WITNESS WHEREOF, the Corporation has executed this document on this 8th day of November, 2009, to be effective as of May 1, 2009, except as otherwise specifically set forth herein.

TESORO CORPORATION

By: Name:	/s/ Susan A. Lerette Susan A. Lerette
Its:	Senior Vice President, Administration